______________________________________________________________________________

                          UNITED STATES
                SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON, D.C. 20549


                             FORM 8-K
                            __________

                          CURRENT REPORT

               PURSUANT TO SECTION 13 OR 15(d) OF
               THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):  November 30, 2005
                           ___________

                  BROADCAST INTERNATIONAL, INC.
      (Exact name of registrant as specified in its charter)
                           ___________


            UTAH                    0-13316                   87-0395567
(State or other jurisdiction of  (Commission File Number)  (I.R.S. Employer
incorporation or organization)                             Identification No.)


     7050 UNION PARK AVENUE, SUITE 600
          SALT LAKE CITY, UTAH                        84047
  (Address of principal executive offices)          (Zip Code)

Registrant's telephone number, including area code: (801) 562-2252

Former name or former address, if changed since last report: Not Applicable

                          _____________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c)
     under the Exchange Act (17 CFR 240.13e-4(c))
_____________________________________________________________________________

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                  BROADCAST INTERNATIONAL, INC.

                             FORM 8-K


Item 1.01.  Entry into a Material Definitive Agreement

     On November 30, 2005, Broadcast International, Inc. (the "Company") entered into a Forbearance Agreement dated as of November 30, 2005 with four institutional funds regarding a default under the Company's outstanding senior secured convertible notes (the "Notes"). The Notes bear interest at 6% per annum and are due May 16, 2008. The Notes, together with warrants and additional investment rights, were issued by the Company to the institutional funds pursuant to a securities purchase agreement dated May 16, 2005 and related agreements, including a registration rights agreement (collectively, the "Note Transaction Agreements").

     The Company has previously reported that it is in default of Section 4(a)(viii) of the Notes which specifies that it is an event of default if a registration statement required by the registration rights agreement is not declared effective by the SEC within 150 days following May 16, 2005. No institutional holder of the Notes has elected to declare the Notes immediate due and payable or to otherwise exercise any remedies under the Notes with respect to the default.

     Pursuant to the Forbearance Agreement, the Company acknowledged its obligation in the aggregate amount of $156,000 as of November 30, 2005 owed to the institutional holders under the liquidated damages provisions contained in the registration rights agreement resulting from the registration statement having not been declared effective by the SEC. These damages will continue on a daily basis at the rate of approximately $2,000 per day until the registration statement is declared effective.

     Under the terms of the Forbearance Agreement, the institutional holders agreed that they would forbear availing themselves of any remedies available by reason of the default under Section 4(a)(viii) until January 31, 2006 or such earlier time as there occurs another event of default under the Forbearance Agreement or the Note Transaction Agreements (the "Forbearance Period"). In consideration of entering into the Forbearance Agreement, the Company agreed to reimburse the institutional holders for all expenses incurred by them in connection with the Forbearance Agreement and any matters contemplated by or arising out of the Forbearance Agreement or the Note Transaction Agreements. The Company has also agreed to pay on or before January 31, 2006 a "forbearance fee" equal to, at each institutional holder's sole election, either (1)(a) the outstanding principal amount of the Note (plus all accrued an unpaid interest thereon) multiplied by (b)(i) 113% plus
(ii) 2% for each thirty (30) day period, pro rated for any period less than thirty days, following November 30, 2005 until the forbearance fee is paid in full, plus (c) the amount of all liquidated damages due to such institutional holder under the registration rights agreement as of the date of payment of the forbearance fee; or (2) the amount of all liquidated damages due to such institutional holder under the registration rights agreement as of the date of payment of the forbearance fee. If an institutional holder elects the forbearance fee election described in (1) above, and such forbearance fee is paid in full, then such institutional holder will surrender both its note and its additional investment rights for cancellation. Each institutional holder also agreed not to exercise its additional investment rights during the Forbearance Period.

     In the event the Company raises additional equity capital during the Forbearance Period, the holders will have the option of requiring immediate repayment of the Notes as described above, subject to a prepayment premium between 13% and 17%, which is less than the 25% prepayment premium otherwise originally provided for in the Notes. A copy of the Forbearance Agreement is attached as an exhibit to this Current Report on Form 8-K, and the foregoing is qualified in its entirety by reference to the terms and conditions of such agreement.

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Item 2.04.  Triggering Events That Accelerate or Increase a Direct Financial
            Obligation or an Obligation under an Off-Balance Sheet Arrangement

     On November 30, 2005, the Company entered into the Forbearance Agreement as described in Item 1.01 above. The Forbearance Agreement may cause the increase or acceleration of the obligations represented by the Notes depending upon the forbearance fee election to be made by the institutional holders.

Item 9.01.  Financial Statements and Exhibits

     (d)  Exhibits

          10.13 - Forbearance Agreement dated as of November 30, 2005 among Broadcast International, Inc. and the Purchasers named on the signature pages thereto.

                            SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  December 2, 2005.

                                    BROADCAST INTERNATIONAL, INC.
                                    a Utah corporation

                                    By:   /s/ Rodney M. Tiede
                                    Name:  Rodney M. Tiede
                                    Title: President and Chief Executive
                                           Officer












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